Policy Name: Insider Trading Policy	SOP Owner: Human Resources
Policy Number: **HR101-07012021**	**Effective Date:** 7/1/2021
Applicable to: All Aytu BioPharma Employees	**Last Revision Date:**

Scope and Purpose

1. This Policy Statement summarizes the policies of Aytu BioPharma, Inc. (together with its subsidiaries, if any, the "Company") with respect to transactions in the Company's securities by employees, officers and directors of, and consultants and contractors to, the Company

2. This policy applies to all Aytu employees.

Policy

1. Applicability of Policy

1.1. This Policy applies to all transactions in the Company's securities, including common stock, options to purchase common stock and any other securities the Company may issue from time to time, such as preferred stock, restricted stock, warrants and convertible debentures, as well as to derivative securities relating to the Company's stock, whether or not issued by the Company (collectively, the "Company's Securities"). It applies to all executive and non-executive officers of the Company, all members of the Company's Board of Directors, and all employees of, and consultants and contractors to, the Company, who receive or have access to Material Nonpublic Information (defined below) regarding the Company. This group of people, their relatives and significant others, and members of their households are sometimes referred to as "Insiders." This Policy also applies to any person who receives Material Nonpublic Information from any Insider. Any person who possesses Material Nonpublic Information regarding the Company is an Insider for so long as the information is not publicly known. Any employee can be an Insider from time to time, and at those times is subject to this Policy.

2. Statement of General Policy

2.1. It is the policy of the Company to (i) oppose the unauthorized disclosure of any nonpublic information acquired in the workplace, (ii) prohibit the misuse of Material Nonpublic Information in trading of the Company's Securities, (iii) prohibit trades in the Company's Securities by an Insider while the Insider possesses Material Nonpublic Information concerning the Company, and (iv) prohibit Insider trades in the Company's Securities outside of the Trading Window (defined below).

3. Specific Policies

3.1. Trading on Material Nonpublic Information

3.1.1. No director, officer or employee of, or consultant or contractor to, the Company, and no relative or significant other of any such person, shall engage in any transaction involving a purchase or sale of the Company's Securities, including any offer to purchase or offer to sell, during any period commencing with the date that he or she possesses Material Nonpublic Information concerning the Company, and ending at the beginning of the second Trading Day following the date of public disclosure of that information, or at such time as such nonpublic information is no longer material. As used herein, the term "Trading Day" shall mean a day on which national stock exchanges are open for trading. A "Trading Day" begins at the time trading begins on such day. This restriction on trading does not apply to transactions made under a trading plan adopted pursuant to Securities and Exchange Commission Rule 10b5-l(c) ("Rule 10b5-l(c)") and approved in writing by the Company (an "approved Rule 10b5-1 trading plan"). In addition, no Insider may trade in any interest or position relating to the future price of the Company's Securities, such as a put, call or short sale.

3.1.2. Relatives include spouse, sister, brother, daughter, son, mother, father, grandparents, aunts, uncles, nieces, nephews, cousins, step relationships and in-laws. Significant others include persons living in a spousal or familial fashion (including same sex) with an employee, officer or director.

3.2. Tipping

3.2.1. No Insider shall disclose ("tip") Material Nonpublic Information to any other person (including, but not limited to, relatives, significant others, analysts, individual investors, and members of the investment community and news media), where such information may be used by such person to his or her profit by trading in the Company's Securities, nor shall such Insider or related person make recommendations or express opinions on the basis of Material Nonpublic Information as to trading in the Company's Securities, unless required as part of that Insider's regular duties for the Company and authorized by the Chief Executive Officer and/or the Audit Committee. In any instance in which such information is disclosed to outsiders, the Company will take such steps as are necessary to preserve the confidentiality of the information, including requiring the outsiders to agree in writing to comply with the terms of this policy and/or to sign a confidentiality agreement. All inquiries from outsiders regarding Material Nonpublic information about the Company must be forwarded to the Chief Executive Officer and/or the Audit Committee.

3.3. Confidentiality of Nonpublic Information

3.3.1. Nonpublic information relating to the Company is the Property of the Company and the unauthorized disclosure of such information is forbidden. In the event any officer, director or employee of the Company receives any inquiry from outside the Company, such as from a stock analyst or broker, for information (particularly financial results and/or projections, or clinical trial results or analysis of such results) that may be Material Nonpublic Information, the inquiry should be referred to the Chief Executive Officer, who is responsible

for coordinating and overseeing the release of such information to the investing public, analysts and others in compliance with applicable laws and regulations.

3.4. Advice Concerning Trading

3.4.1. No Insider may give trading advice of any kind about the Company or the Company's Securities to anyone while possessing Material Nonpublic information about the Company. Insiders should always advise others, preferably in writing or electronically, not to trade in the Company's Securities if doing so might violate the law or this policy. The Company strongly discourages all Insiders from giving trading advice concerning the Company's Securities or the Company to third parties even when the Insiders do not possess Material Nonpublic information about the Company or the Company's Securities.

4. Potential Criminal and Civil Liability and/or Disciplinary Action

4.1. Liability for Insider Trading

4.1.1. No Insider may give trading advice of any kind about the Company or the Company's Securities to anyone while possessing Material Nonpublic information about the Company. Insiders should always advise others, preferably in writing or electronically, not to trade in the Company's Securities if doing so might violate the law or this policy. The Company strongly discourages all Insiders from giving trading advice concerning the Company's Securities or the Company to third parties even when the Insiders do not possess Material Nonpublic information about the Company or the Company's Securities.

4.2. Liability for Tipping

4.2.1. Insiders may also be liable for improper transactions by any person (commonly referred to as a "tippee") to whom they have disclosed Material Nonpublic Information regarding the Company or to whom they have made recommendations or expressed opinions on the basis of such information as to trading in the Company's Securities. The Securities and Exchange Commission (the "SEC") has imposed large civil penalties even when the disclosing person did not profit from the trading. The SEC, the stock exchanges and the Financial Industry Regulatory Association ("FINRA") use sophisticated electronic surveillance techniques to uncover Insider trading. In recent years, criminal prosecution of Insiders has become much more common, particularly when Insiders were aware of their obligations under the securities laws and elected to ignore those obligations in acting on, or in tipping others concerning, Material Nonpublic Information.

4.3. Possible Disciplinary Actions

4.3.1. Employees of, and consultants or contractors to, the Company who violate this Policy shall also be subject to disciplinary action by the Company, which may include, but is not limited to, ineligibility for future participation in the Company's equity incentive plans, termination of employment and/or referral to appropriate law enforcement and regulatory authorities.

5. Trading Guidelines and Requirements

5.1. Black-Out Periods and Trading Window

5.1.1. *Financial Information Black-Out Period.* The period beginning at the close of market on the 10th day prior to the end of the third calendar month of each fiscal quarter and ending at the beginning of the third Trading Day following the date of public disclosure of the financial results for that quarter is a particularly sensitive period of time for transactions in the Company's stock from the perspective of compliance with applicable securities laws. This sensitivity is due to the fact that certain Insiders will, during that period, often possess Material Nonpublic Information about the expected financial results for the quarter during that period. Accordingly, the periods of time referred to above with respect to financial information are referred to as "financial black-out" periods. All directors and officers (and those other employees identified by the Company from time to time and who have been notified that they have been so identified) are prohibited from trading in the Company's Securities during financial black-out periods.

5.1.2. *Clinical Information Black-Out Period.* It is common for pharmaceutical companies to come into possession of information concerning (i) the early results of clinical trials of product candidates, (ii) reported results of clinical trials of product candidates from Company personnel or from contractors, and/or (iii) information that results from the analyses of clinical trial results pertaining to product candidates. This information is highly sensitive due to the fact that certain Insiders may possess Material Nonpublic Information concerning the early results of the clinical trials, the yet-unreported results of the clinical trials, or the scientific or medical inferences or conclusions that can be drawn from the early results or yet-unreported results of clinical trials. The periods of time during which the Company has received (i) information concerning the early results of clinical trials of product candidates, (ii) reported results of clinical trials of product candidates from Company personnel or contractors, and/or (iii) information that results from the analyses of clinical trial results pertaining to product candidates, are referred to as "clinical information black-out periods." All directors and officers (and those other employees identified by the Company from time to time and who have been notified that they have been so identified) are prohibited from trading in the Company's Securities during clinical information black-out periods.

5.1.3. *Special Black-Out Periods.* In addition, from time to time Material Nonpublic Information regarding the Company may be pending. While such information is pending, the Company may impose a special "black-out" period during which the same prohibitions and recommendations shall apply.

5.1.4. *Mandatory Trading Window Related to Financial Information.* To ensure compliance with this Policy and applicable federal and state securities laws, the Company requires that all directors and officers and those certain notified employees of the Company refrain from conducting transactions involving the purchase or sale of the Company's Securities other than during the period (the "Trading Window") commencing at the open of market on the third Trading Day following the date of public disclosure of the financial results for a particular fiscal quarter or year and continuing until the close of market on the 10th day prior to the end of the third calendar month of the next fiscal quarter. During the Trading Window, if the Company is in a clinical information black-out period or special black-out period, the Company requires that all directors and officers and those certain identified

employees of the Company refrain from conducting transactions involving the purchase or sale of the Company's Securities even though the Trading Window may otherwise be open. The prohibition against trading during the financial black-out period, clinical information black-out period and special black-out period encompasses the fulfillment of "limit orders" by any broker for a director, officer or employee, as applicable, and the brokers with whom any such limit order is placed must be so instructed at the time it is placed.

5.1.5. *Material Developments Not Yet Disclosed*. From time to time, the Company may also prohibit directors, officers and potentially a larger group of employees, consultants, and contractors from trading in the Company's Securities because of material developments known to the Company and not yet disclosed to the public. In such event, directors, officers and such employees, consultants and contractors may not engage in any transaction involving the purchase or sale of the Company's Securities and should not disclose to others the fact of such suspension of trading. The Company will re-open the Trading Window at the beginning of the third Trading Day following the date of public disclosure of the information, or at such time as the information is no longer material.

5.1.6. *No Safe Harbor*. It should be noted that even during the Trading Window, any person possessing Material Nonpublic Information concerning the Company, whether or not subject to the financial, clinical information or special black-out periods and Trading Window, should not engage in any transactions in the Company's Securities until such information has been known publicly for at least two Trading Days, whether or not the Company has recommended a suspension of trading to that person. **Trading in the Company's Securities during the Trading Window should not be considered a "safe harbor," and all directors, officers, employees, and other persons must use good judgment at all times in deciding whether to trade in the Company's Securities.**

5.1.7. *Rule 10b5-1 Trading Plan Exemptions*. The restrictions in paragraphs 3.5.1.1-3.5.1.6 do not apply to transactions made under an approved Rule 10b5-1 trading plan.

5.2. Pre-Clearance of Trades

5.2.1. No executive officer or director may trade in the Company's Securities until (i) the person trading has notified the Chief Financial Officer in writing of the amount of the proposed trade(s), and (ii) the person trading has certified to the Chief Financial Officer in writing no earlier than one business day prior to the proposed trade(s) that (a) he or she is not in possession of Material Nonpublic information concerning the Company, and (b) the proposed trade(s) do not violate the trading restrictions of Section 16 of the Exchange Act or Rule 144 of the Securities Act. These procedures also apply to transactions by such person's spouse or significant other, other persons living in such person's household and minor children and to transactions by entities over which such person exercises control.

5.2.2. Although an Insider wishing to trade pursuant to an approved Rule 10b5-1 trading plan need not seek preclearance from the Company's Chief Financial Officer before each trade takes place, such an Insider must obtain Company approval of the proposed Rule 10b5-1 trading plan before it is adopted.

5.3. Individual Responsibility

5.3.1. Every officer, director, and other employee, consultant and contractor has the individual responsibility to comply with this Policy against insider trading. An Insider may, from time to time, have to forego a proposed transaction in the Company's Securities even if he or she planned to make the transaction before learning of the Material Nonpublic Information and even though the Insider believes he or she may suffer an economic loss or forego anticipated profit by waiting.

6. Applicability of Policy to Inside Information Regarding Other Companies

6.1. This Policy and the guidelines described herein also apply to Material Nonpublic Information relating to other companies, including the Company's contractors and consultants ("Business Partners"), when that information is obtained in the course of employment with, or the performance of services on behalf of, the Company. Civil and criminal penalties, and termination of employment, may result from trading on inside information regarding the Company's Business Partners. All officers, directors, employees, consultants, and contractors should treat Material Nonpublic Information about the Company's Business Partners with the same care required with respect to information related directly to the Company.

7. Definition of Material Nonpublic Information

7.1. It is not possible to define all categories of material information. However, information should be regarded as material if there is a reasonable likelihood that it would be considered important (within the total mix of information) to an investor in making an investment decision regarding the purchase or sale of the Company's Securities.

7.2. While it may be difficult under this standard to determine whether particular information is material, there are various categories of information that are particularly sensitive and, as a general rule, should always be considered material. Examples of such information may include:

7.2.1. financial results;

7.2.2. known but unannounced future earnings or losses;

7.2.3. developments with existing products;

7.2.4. news of pending or proposed acquisitions;

7.2.5. news of the disposition or acquisition of significant assets;

7.2.6. early indications of clinical trial results;

7.2.7. known but unannounced clinical trial results;

7.2.8. known but unannounced analyses of clinical trial results;

7.2.9. significant developments related to intellectual property;

7.2.10. significant developments involving collaboration relationships;

7.2.11. new product candidate announcements of a significant nature;

7.2.12. significant litigation exposure due to actual or threatened litigation;

7.2.13. new equity or debt offerings;

7.2.14. major changes in senior management;

7.2.15. stock splits; and

7.2.16. changes in dividend policy.

7.3. Either positive or negative information may be material. Nonpublic information is information that has not been previously disclosed to the general public by press release or SEC filing and is otherwise not available to the general public.

8. Certain Exceptions

8.1. For purposes of this Policy, the Company considers the exercise of stock options for cash under the Company's stock option plan exempt from this Policy, since the other party to these transactions is the Company itself and the price does not vary with the market but is fixed by the terms of the option agreement. However, the sale of any shares issued upon such exercise or purchase, and not a cashless exercise (accomplished by a sale of a portion of the shares issued upon exercise of an option), is not exempt.

8.2. For purposes of this Policy, the Company considers bona fide gifts of the Company's Securities exempt from this Policy.

8.3. In addition, Rule 10b5-1 promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), provides affirmative defenses against insider trading claims if the person making the purchase or sale demonstrates that:

8.3.1.before becoming aware of the information, the person had:

8.3.1.1. entered into a binding contract to purchase or sell the security;

8.3.1.2. instructed another person to purchase or sell the security for the instructing person's account; or

8.3.1.3. adopted a written plan for trading securities; <u>and</u>

8.3.2.such contract, instruction or plan must have:

8.3.2.1. specified the amount of securities to be purchased or sold and the price at which and the date on which the securities were to be purchased and sold;

8.3.2.2. included a written formula or algorithm, or computer program, for determining the amount of securities to be purchased or sold and the price at which and the date on which the securities were to be purchased or sold; or

8.3.2.3. did not permit the person to exercise any subsequent influence over how, when, or whether to effect purchases or sales; provided, in addition, that any other person who, pursuant to the contract, instruction or plan, did exercise such influence must not have been aware of the material nonpublic information when doing so; <u>and</u>

8.3.3.the purchase or sale that occurred was pursuant to the contract, instruction or plan. For example, a person will fail this requirement if the person alters or deviates from the contract, instruction or plan to purchase or sell securities, whether by changing the amount,

price or timing of the purchase or sale, or if such person entered into or altered a corresponding or hedging transaction or position with respect to those securities.

9. Additional Guidance and Information - Directors and Officers

9.1. Directors and officers of the Company and certain other persons identified by the Company from time to time must also comply with the reporting obligations and limitations on short-swing transactions set forth in Section 16 of the Exchange Act. The practical effect of these provisions is that officers, directors and such other persons who purchase and sell the Company's Securities within a six-month period must disgorge all profits to the Company whether or not they had knowledge of any Material Nonpublic Information. Under these provisions, and so long as certain other criteria are met, neither the receipt of an option under the Company's option plans, nor the exercise of that option is deemed a purchase under Section 16; however, the sale of any such shares is a sale under Section 16. Section 16 prohibits executive officers and directors from ever making a short sale of the Company's stock. A short sale is a sale of securities not owned by the seller or, if owned, not delivered. Transactions in put and call options for the Company's Securities may in some instances constitute a short sale or may otherwise result in liability for short-swing profits. All executive officers and directors of the Company and such other identified persons must confer with the Chief Financial Officer or the Audit Committee before effecting any such transaction. The Company does not permit short-swing and short sale transactions by executive officers or directors.

9.2. While employees who are not executive officers and directors are not prohibited by law from engaging in short sales of the Company's Securities, the Company believes it is inappropriate for employees to engage in such transactions and therefore strongly discourages all employees from such activity.

9.3. The Company has provided or will provide, separate memoranda and other appropriate materials to its executive officers and directors and those identified employees regarding compliance with Section 16 and its related rules.

10. Hedging, Margin Accounts, and Pledging of Stock

10.1. Hedging or holding Company Securities in margin accounts, as well as pledging of Company Securities as collateral for loans, is strongly discouraged. Hedging can have unintended consequences, and margin accounts authorize brokers to sell Company Securities to cover amounts owed to them. A forced sale could occur at a time when the individual has knowledge of material, nonpublic information about the Company. A similar result can occur when Company Securities are pledged as collateral for a loan.

11. Inquiries

11.1. Please direct your questions as to any of the matters discussed in this Policy to the Company's outside counsel, Anthony Epps at epps.anthony@dorsey.com or the Chief Financial Officer.